UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the registrant ☐                            Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

DEVCON INTERNATIONAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

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(4)	Date Filed:

DEVCON INTERNATIONAL CORP.

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

April 9, 2008

Dear Shareholder:

You are cordially invited to attend our 2008 annual meeting of shareholders, which will be held at the Embassy Suites Beach Resort, 950 S. Ocean Drive, Deerfield Beach, Florida, on Friday, May 2, 2008 at 12:00 p.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) persons to our board of directors to serve until the 2008 annual meeting or until their successors have been duly elected and qualified; and

(2)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The board of directors recommends that you vote in favor of the election of the nominated directors.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By: Order of the Board of Directors,

Richard C. Rochon
Chairman of the Board and Acting Chief Executive Officer

DEVCON INTERNATIONAL CORP.

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 2, 2008

To our shareholders:

Our 2008 annual meeting of shareholders will be held at the Embassy Suites Beach Resort, 950 S. Ocean Drive, Deerfield Beach, Florida, on Friday, May 2, 2008 at 12:00 p.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) members to our board of directors to serve until the 2008 annual meeting or until their successors have been duly elected and qualified; and

(2)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

We have fixed the close of business on March 28, 2008 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors,

Richard C. Rochon
Chairman of the Board and Acting Chief Executive Officer

Boca Raton, FL

April 9, 2008

YOUR VOTE IS IMPORTANT.

This is an important meeting and you are invited to attend the meeting in person. Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

(i)

Securities Authorized for Issuance Under Equity Compensation Plans	34
Repurchases of Company Shares	35

Certain Relationships and Related Transactions	37

Related Party Transactions	37

Other Business	39

Information Concerning Shareholder Proposals	39

(ii)

DEVCON INTERNATIONAL CORP.

595 South Federal Highway

Suite 500

Boca Raton, Florida 33432

PROXY STATEMENT

2008 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information relating to our 2008 annual meeting of shareholders to be held on Friday, May 2, 2008, beginning at 12:00 p.m., local time, at the Embassy Suites Beach Resort, 950 S. Ocean Drive, Deerfield Beach, Florida, and to any adjournments or postponements. Our board of directors is soliciting your proxy with respect to the matters to be voted upon at this meeting. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is April 9, 2008.

You should review the information provided in this proxy statement together with our 2008 Annual Report, which accompanies this proxy statement. Our telephone number is (561) 208-7200.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote on the election of the nominated directors. In addition, we will report on our performance and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

If you are the record holder of shares of our common stock or Series A Convertible Preferred Stock at the close of business on March 28, 2008, or the record date, you are entitled to vote at the annual meeting. With respect to all matters to be acted upon at the annual meeting, each share of our common stock is entitled to one vote and each share of Series A Convertible Preferred Stock is entitled to approximately 163 votes.

Who can attend the meeting?

Only holders of our stock as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of our common stock and the shares of our common stock into which our Series A Convertible Preferred Stock is convertible will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had issued and outstanding 6,082,089 shares of common stock (net of treasury shares held) and 38,000 shares of Series A Convertible Preferred Stock. Proxies received, but marked as abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is included after the description of each proposal in this proxy statement. In summary, the board of directors recommends a vote:

•	for the election of the nominated slate of directors.

The board of directors does not know of any other matters that may be brought before the meeting. In the event that any other matter should properly come before the annual meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Other Proposals. For any other proposal, the affirmative vote, either in person or by proxy, of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval. A properly marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of shares of our common stock held by these persons. We will reimburse these persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies without additional compensation by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

How is the meeting conducted?

The Chairman of the Board has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman of the Board may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Only holders of our common stock and Series A Convertible Preferred Stock as of the record date, or their duly appointed proxies, may attend the annual meeting. Our principal executive offices are located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, and our telephone number is (561) 208-7200. A list of shareholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder.

How are votes tabulated?

The votes will be tabulated and certified by our transfer agent: Continental Stock Transfer & Trust.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file periodic reports and other information with the Securities and Exchange Commission, or the SEC. Those reports, proxy statements and other information concerning us may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at the Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549 and at the regional offices of the Commission located at 3 World Financial Center, Room 4300, New York, New York 10281 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, certain electronically filed documents, including current reports, quarterly reports and annual reports, can be obtained from the Commission’s website at http://www.sec.gov or our website at www.devc.com under the Investor Relations section. In addition, we will provide without charge to each person to whom a copy of this proxy statement is delivered a copy of any of the foregoing documents (other than exhibits). Requests for such documents should be addressed to our Corporate Secretary at Devcon International Corp., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

SECURITY OWNERSHIP

The following table shows as of the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of the Company’s common stock, by the following:

(a) each person known to management to own beneficially more than five percent of the outstanding shares of the Company’s common stock;

(b) each of the Company’s directors;

(c) each of the named executive officers set forth under the Summary Compensation Table under “Executive Compensation” below; and

(d) all of the Company’s directors and executive officers as a group.

	Common Stock Beneficially Owned (1) (2)
	Shares	Percent
Donald L Smith, Jr. (3)	1,325,174	21.73%
Smithcon Family Investments, Ltd. (4)	985,365	16.20%
Richard L. Hornsby (5)	89,499	1.47%
Gustavo R. Benejam (6)	30,000	*
W. Douglas Pitts (7)	29,000	*
Richard C. Rochon (8)	4,188,999	49.89%
Mario B. Ferrari (9)	4,019,000	49.61%
Per-Olof Lööf (10)	19,000	*
Stephen J. Ruzika (11)	562,088	8.70%
Donald K. Karnes (12)	64,116	1.05%
Coconut Palm Capital Investors I, Ltd. (13)	4,000,000	49.49%
CSS Group, Inc. (14)	325,000	5.07%
RPCP Investments, LLLP (15)	675,000	9.99%
Patricia L. Armstrong Trust (16)	372,659	6.13%
Robert C. Farenhem (17)	4,050,000	49.80%
P. Rodney Cunningham (18)	55,500	*
Mark M. McIntosh (19)	—	*
J. Keith Godsey (20)	20,000	*
HBK Investments L.P. (21)	674,327	10.18%
George M. Hare	—	*
Robert W. Schiller	—	*
All directors and executive officers as a group (12 persons)	5,673,623	68.36%

*	Less than 1%
(1)	Unless otherwise indicated, the address of each of the beneficial owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432. Ownership percentages are calculated based on the number of shares outstanding less the treasury shares owned by the Company.
(2)	Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person upon the exercise of warrants or options within 60 days of the record date. Each beneficial owner’s percentage is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days of the date of this table, have been exercised.

(3)	Mr. Smith’s holdings consist of (i) 305,481 shares directly owned by Mr. Donald L. Smith, Jr., (ii) 985,365 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc., a corporation that is wholly owned by Mr. Smith, (iii) 17,628 shares held by Smithcon Investments and (iv) 16,700 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table.
(4)	All 985,365 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for a description of the relationship between Smithcon Family Investments, Ltd. and Mr. Smith.
(5)	Consists of (i) 78,499 shares directly owned by Mr. Hornsby and (ii) 11,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table.
(6)	Consists of (i) 10,000 shares owned by Mr. Benejam and (ii) 20,000 shares issuable upon exercise of options that are currently exercisable.
(7)	Consists of (i) 17,000 shares owned by Mr. Pitts and (ii) 12,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table.
(8)	Consists of (i) 83,333 shares owned by Mr. Rochon, (ii) 64,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table and (iii) 41,666 shares issuable upon exercise of currently exercisable warrants. Additionally, includes 675,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Rochon due to Mr. Rochon’s status as an officer and a director of RPCP Investments, Inc., the general partner of RPCP Investments, LLLP, and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP of this table. Mr. Rochon disclaims beneficial ownership of these shares. Also includes 2,000,000 shares of common stock (including the 83,333 noted above) and an additional 2,000,000 shares of common stock issuable upon exercise of currently exercisable warrants (including the 41,666 warrants and the RPCP warrants noted above), all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Rochon, due to Mr. Rochon’s status as the sole shareholder and an officer and a director of Coconut Palm Capital Investors I, Inc., and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Ltd. Mr. Rochon disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.
(9)

Includes 19,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table. Additionally, includes 675,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of RPCP Investments, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Ferrari disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 2,000,000 shares of common stock issuable upon exercise of currently exercisable warrants (including the RPCP warrants noted above), all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by the limited partners of Coconut Palm Capital Investors I, Ltd. due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Mr. Ferrari disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.

(10)	Consists of 19,000 shares issuable upon exercise of options that are currently exercisable.
(11)	Consists of (i) 181,533 shares directly held by Mr. Ruzika and (ii) 55,555 shares issuable upon exercise of currently exercisable warrants. Also includes 325,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by CSS Group, Inc. Assumes beneficial ownership of such shares is attributed to Mr. Ruzika due to Mr. Ruzika’s status as an officer and a director of CSS Group and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by CSS Group. Mr. Ruzika disclaims beneficial ownership of these shares. In addition, Mr. Ruzika owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the shares of the Company’s common stock that he owns of record. The information with respect to CSS Group, Inc. is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006.
(12)	Consists of (i) 36,394 shares owned by Mr. Karnes, (ii) 9,722 shares issuable upon exercise of currently exercisable warrants and (iii) 18,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table. Mr. Karnes owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of his shares of the Company’s common stock. See “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement” below.
(13)	Consists of 2,000,000 shares of common stock and an additional 2,000,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are beneficially owned, but not owned of record, by Coconut Palm. In addition, beneficial ownership of such shares may be attributed to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Beneficial ownership may also be attributed to Messrs. Rochon, Ferrari and Farenhem as described in footnotes (8), (9) and (17) above. Messrs. Rochon, Ferrari and Farenhem disclaim beneficial ownership of these shares. The information with respect to Coconut Palm is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006
(14)	Consists of 325,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by CSS Group. In addition, beneficial ownership may be attributed to Mr. Ruzika as described in footnote (11) above. The information with respect to CSS Group is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006.
(15)	Consists of 675,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. In addition, beneficial ownership of such shares may be attributed to RPCP Investments, Inc., the general partner of RPCP, due to its power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP. Beneficial ownership may also be attributed to Messrs. Rochon, Ferrari and Farenhem as described in footnotes (8), (9) and (17) above, respectively. The information with respect to RPCP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.

(16)	Consists of (i) 372,659 shares which were formerly owned by Mr. Robert D. Armstrong, a former director of the Company, who passed away on May 21, 2005.
(17)	Includes 50,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this. Additionally, includes 675,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Farenhem due to Mr. Farenhem’s status as an officer and a director of RPCP Investments, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Farenhem disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 2,000,000 shares of common stock issuable upon exercise of currently exercisable warrants (including the RPCP warrants noted above), all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Farenhem due to Mr. Farenhem’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by the limited partners of Coconut Palm Capital Investors I, Ltd. due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Mr. Farenhem disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006
(18)	Consists of (i) 25,000 shares directly held by Mr. Cunningham, (ii) 12,500 shares issuable upon exercise of currently exercisable warrants and (iii) 18,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table. Mr. Cunningham owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of his shares of the Company’s common stock. See “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement” below.
(19)	Excludes 15,000 shares issuable upon exercise of options that will not be exercisable within 60 days of the date of this table.
(20)	Mr. Godsey’s holdings consist of 13,332 shares issuable upon exercise of options that are currently exercisable, excluding 6,668 shares issuable upon exercise of options that will not be exercisable within 60 days of the date of this table.
(21)	Consists of (i) 132,780 unregistered shares of our common stock and (ii) shares of our common stock issuable upon conversion of our Preferred Stock and warrants held of record by HBK Main Street Investments L.P. The terms of the Preferred Stock and the warrants limit the number of shares that may be issued in the aggregate upon conversion or exercise of these securities to 9.99% of our outstanding common stock. Due to their relationship of control and ownership over and with respect to HBK Main Street Investments L.P., each of HBK Investments L.P., HBK Partners II L.P. and HBK Management LLC may be deemed to be the beneficial owner of such securities. In addition, HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC. HBK Services may, from time to time, delegate discretion to vote and dispose of certain of these securities to HBK New York LLC, HBK Virginia LLC, HBK Europe Management LLP, and/or HBK Hong Kong Ltd. Each of HBK Services and these other entities is under common control with HBK Investments L.P. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members of HBK Management LLC. The address for these entities is c/o HBK Services LLC, 300 Crescent Court, Suite 700, Dallas, Texas 75201. The information with respect to the HBK entities is based solely on a Schedule 13G, dated February 14, 2008.

Voting Arrangements

Coconut Palm Voting Arrangements

On April 4, 2005, one of the Company’s shareholders, Coconut Palm Capital Partners I, Ltd., distributed an aggregate of 396,674 shares of the Company’s common stock plus warrants to purchase 396,674 additional shares of common stock to certain of its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $1,000.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners include Coconut Palm Capital Investors I, Inc., CSS Group, Inc., RPCP Investments, LLLP, as well as Messrs. Ruzika, Rochon, Ferrari and Karnes. Messrs. Rochon and Ferrari also are officers and directors of Coconut Palm Capital Investors I, Inc. Mr. Ruzika is our former Chief Executive Officer. None of the above named limited partners were involved in the first distribution. In connection with the first distribution of shares, Coconut Palm’s limited partners who had been deemed granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

On April 14, 2005, Coconut Palm distributed an aggregate of 19,992 shares of the Company’s common stock plus warrants to purchase 19,992 additional shares of common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $250.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Similar to the first distribution of shares, in connection with the second distribution of shares, Coconut Palm’s limited partners who had been deemed granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of Devcon’s shareholders, as well as in any action by written consent of Devcon’s shareholders.

On June 28, 2005, Coconut Palm distributed 1,583,334 shares of the Company’s common stock plus warrants to purchase 3,583,334 additional shares of common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. This third distribution represented all of the remaining common stock and warrants held by Coconut Palm. No payment was made by the limited partners to Coconut Palm in connection with the third distribution of shares. Coconut Palm’s limited partners who had been redeemed did, however, grant to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders.

Arrangements Possibly Resulting in a Change in Control

Upon exercise of the unexpired warrants it holds, Coconut Palm Capital Partners I, Ltd. would beneficially own, but not own of record, 4,000,000 shares of the Company’s common stock giving it beneficial ownership of approximately 49.5% of Devcon’s common stock outstanding as of March 7, 2008. Accordingly, if Coconut Palm were to exercise its warrants, it would have enough shares of our common stock to control our company.

The terms of the Preferred Stock and the warrants issued in connection with their issuance limit the number of shares that may be issued in the aggregate upon conversion or exercise of these securities to 9.99% of our outstanding common stock. However, should this limitation not apply, upon such conversion or exercise, HBK would own 5,852,830 shares of our common stock or 39.1% on a fully-diluted as converted basis, net of treasury shares held by the Company. In addition, under the terms of the governing Certificate of Designations, we may issue additional shares of our common stock in satisfaction of our dividend obligations with respect to the Preferred Stock. Accordingly, if HBK were to convert its shares of Preferred Stock and exercise its warrants without application of the aforementioned limitations and we issued a sufficient number of additional shares in satisfaction of our dividend obligations, HBK could acquire enough shares of our common stock to control our company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that the number of directors to serve on our board of directors shall be determined by the board of directors and shall be at least five. Currently, the number of directors authorized to serve on our board of directors is nine.

We are seeking shareholder election of nine members to our board of directors. All nominees for election as a director are current members of our board of directors and those nominees that are elected will hold office until the 2009 annual meeting of our shareholders, or until their successors have been duly elected and qualified. Messrs. Richard C. Rochon, Gustavo R. Benejam, P. Rodney Cunningham, Mario B. Ferrari, Richard L. Hornsby, Donald K. Karnes, Per-Olof Lööf, W. Douglas Pitts and Donald L. Smith, Jr. currently serve as directors and have been reviewed and recommended for nomination by our nominating and corporate governance committee and nominated by our board of directors for re-election at the annual meeting.

In the event that any nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of those person or persons as shall be recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.

The directors standing for re-election are:

Richard C. Rochon, has been our Chairman since January 24, 2006 and a director of ours since 2004. In addition, he has been our Acting Chief Executive Officer since January 2007. Mr. Rochon is currently Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm that he founded in March 2002. Mr. Rochon is currently a director of CBIZ, Inc. and has been since his election in October 1996. From 1985 to February 2002, Mr. Rochon served in various capacities with, and most recently as President of Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga. Mr. Rochon has also served as a director of, and is currently Chairman of Sunair Services Corporation a provider of pest-control and lawn care services since February 2005. Mr. Rochon was a director of Bancshares of Florida, a full-service commercial bank from 2002 until February 2007. In September 2005, Mr. Rochon became Chairman and CEO of Coconut Palm Acquisition Corp., a newly organized blank check company. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

Donald L. Smith, Jr., our co-founder, has served as a director since 1951. Mr. Smith served as our Chairman of the Board from our inception in 1951 to January 24, 2006. From 1951 until April 2005, he also served as our Chief Executive Officer, and from 1951 until October 2004, he served as our President. Mr. Smith was retired since April 2005 until Bitmar Ltd., a company with which Mr. Smith is affiliated as part owner and Vice President, purchased the assets of our construction operation in 2007.

Richard L. Hornsby, a director of ours since 1975, served as our Executive Vice President from March 1989 to December 2004. Mr. Hornsby served as our Vice President from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of Devcon since 1975 and served as Vice President-Finance from 1972 to 1977.

W. Douglas Pitts, a director of ours since 1996, is Chairman of the Board and Chief Executive Officer of Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of Courtelis Company from 1983 to 1995.

Gustavo R. Benejam, a director of ours since 2003, is currently providing consulting services and is also involved in the practice of Psychology. Prior to that, from February 2000 to October 2002, he served as Chief Operating Officer of AOL Latin America, and prior to that, from October 1996 to February 2000, he served as Regional Vice President for Frito Lay’s Caribbean division. Mr. Benejam has also worked in various positions for Pepsico, including as Pepsico’s President-Latin America. Mr. Benejam has a Psy. D. from C. Albizu University and an MBA from Indiana University.

Mario B. Ferrari, a director of ours since 2004, is a co-founder of Royal Palm Capital Partners, LLC, a private investment and management firm, where he has been a partner since July 2002. He has also served as vice chairman of publicly-held Sunair Services Corporation since February 2005. Mr. Ferrari also served as a director of publicly-held Coconut Palm Acquisition Corporation and currently serves as Chief Strategic Officer for publicly-held Equity Media Holdings Corporation. From June 2000 to June 2002, he was an investment banker with Morgan Stanley & Co. Previously, Mr. Ferrari co-founded PowerUSA, LLC, a retail renewable energy services company, in October 1997 and was a managing member until September 1999. Mr. Ferrari graduated from Georgetown University, where he received his B.S., magna cum laude, in Finance and International Business.

Per-Olof Lööf, a director of ours since 2004, was named Chief Executive Officer and director of South Carolina based KEMET Corporation effective April 4, 2005; Mr. Lööf is also a director of Global Options, Inc., a security consulting firm based in New York City. From 2001 to 2004, Mr. Lööf was a Senior Vice President of Tyco Fire and Security, a subsidiary of Tyco International Ltd. From August 1999 to November 2001, Mr. Lööf was President and Chief Executive Officer of Sensormatic Electronics, Inc., a leading company in the electronic security industry. During his tenure, he successfully led the company through a turnaround and managed a successful acquisition of Sensormatic by Tyco International Ltd. From 1995 to June 1999, Mr. Lööf was Senior Vice President of NCR’s Financial Solutions Group, a supplier to the retail financial services industry. From 1994 to 1995, Mr. Lööf was President and Chief Executive Officer of AT&T Istel Co., a European-based provider of integrated computing and communication services. From 1982 to 1994, Mr. Lööf held a variety of management positions with Digital Equipment Corporation, including Vice President of Sales and Marketing for Europe and Vice President, Financial Services Enterprise for Europe. Mr. Lööf holds an MSc degree in economics and business from the Stockholm School of Economics.

P. Rodney Cunningham, a director of ours since February 16, 2006, is involved in real estate development in Florida and in the northeast United States. He has over 30 years experience in the passenger transportation and wireless communications industries. Mr. Cunningham founded Boca Raton Transportation, Inc. in 1978 and continues to serve as its President. He founded Cunningham Communications, Inc. in 1984, and served as President until its assets were sold to Motorola and Nextel in 1998. He co-founded Palm Beach Transportation, Inc. in 1986 and served as its President until it was sold to Coach USA, Inc. in 1999. Mr. Cunningham majored in accounting at Goldey Beacom College and the University of Delaware.

Donald K. Karnes, a director of ours since October 21, 2005, is currently the Chief Executive Officer (a position he has held since October 2007) and a director (a position he has held since October 2007) of American Residential Services Investment Holdings, LLC, a national provider of cooling, heating and plumbing services. Mr. Karnes also currently serves as a director of Ameripride Services Inc., a uniform rental business. Mr. Karnes has been a member of the board of directors of Ameripride Services since 2003 and has served on its audit committee and nominating committee. From 1996 to 2004, Mr. Karnes served as Group President of TruGreen Companies L.L.C., which included the divisions of TruGreen LawnCare and TruGreen LandCare. Mr. Karnes also served as President of Terminix International Company L.P. from 1996 to 2000. In 1997, Mr. Karnes was named Chief Operating Officer of Terminix International. Prior to holding office with Terminix International and TruGreen Companies, Mr. Karnes was the President and Chief Operating Officer of a division of TruGreen Companies, TruGreen ChemLawn, from 1991 to 1996. During such time, TruGreen Companies acquired ChemLawn and Mr. Karnes led the successful combination and integration of the two companies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL

NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Information Regarding the Board of Directors and Committees of the Board of Directors and Other Corporate Governance Matters

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, Nasdaq has corporate governance and listing requirements which have been approved by the Securities and Exchange Commission. In response to these actions, our board of directors has initiated the below actions consistent with certain of the proposed rules.

Independent Directors

A majority of the members of our board of directors is independent according to the Nasdaq Corporate Governance rules. In particular, our board of directors has in the past evaluated, and our nominating committee will in the future evaluate, periodically the independence of each member of the board of directors.

The committee or board determines whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the board of directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the board of directors is a current employee of ours or was an employee of ours within three years preceding the date of determination;

3.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a current internal or external auditor of ours or any affiliate of such auditor or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the board of directors, or any immediate family member of a director, receives any consulting, advisory or other compensatory fee from us, other than payments made in his or her capacity as a member of our board of directors, payments to an immediate family member who is an employee (other than an executive officer) of ours, benefits under a tax-qualified retirement plant or non-discretionary compensation;

6.	Whether the member is an executive officer of ours or owns specified amounts of our securities — for purposes of this determination, a member will not lose his or her independent status due to levels of stock ownership as long as the member owns 10% or less of our voting securities or management determines that this member’s ownership above the 10% level does not affect his independence;

7.	Whether an immediate family member of the member of the board of directors is a current executive officer of ours or was an executive officer of ours within three years preceding the date of determination;

8.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a current internal or external auditor of ours or any affiliate of ours or (ii) any former internal or external auditor of ours or any affiliate of ours which performed services for it within three years preceding the date of determination; and

9.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the board of directors as an executive officer.

10.	Whether the member of the board of directors, or an immediate family member of the board of directors, is a partner in, or controlling shareholder or executive officer of, any organization to which we made or received from payments for property or services, in the current year or in the past three fiscal years, exceeding the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 with the exception of: (i) payments arising solely from investments in our securities; or (ii) payments under non-discretionary charitable contribution matching programs.

The above list is not exhaustive and the committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, our board of directors affirmatively determined that W. Douglas Pitts, Gustavo R. Benejam, Per-Olof Lööf, Donald K. Karnes and Rodney Cunningham are independent of Devcon and our management under the standards set forth above. Donald L. Smith, Jr. and Richard L. Hornsby are considered inside directors because of their previous employment as our senior executives and because of transactions we’ve entered into with Donald L. Smith, Jr. See “Certain Relationships and Related Transactions”. Richard C. Rochon and Mario B. Ferrari are considered non-independent outside directors because of their relationship with Coconut Palm Capital Partners, Ltd., an entity that made an $18 million investment in the Company in July 2004 and received beneficial ownership of approximately 57.6% of the shares of our common stock on a fully-diluted as-converted basis as of such date (approximately 49.5% of the shares of our common stock on a fully-diluted as-converted basis, net of treasury shares, as of March 7, 2008) as a consequence. As a result of this analysis Messrs. Smith, Hornsby, Rochon and Ferrari are precluded from sitting on our audit committee.

Our non-management directors hold meetings separate from management, and intend to continue to hold such meetings at least once a year.

Directors’ Fees

We pay each of our directors an annual retainer for board service of $25,000, except for our former Chairman, Donald L. Smith, Jr., who was paid a $35,000 fee to compensate him for his service to the Company. Members of our audit committee receive an additional annual retainer of $1,000 in June, except for the chairman of that committee whose additional annual retainer equals $5,000. Compensation committee and nominating committee members receive an additional $1,000 annual retainer, except for the chairman of each of these committees who receives an additional $5,000 annual retainer. Non-employee directors also receive attendance fees in an amount equal to $1,000 per in-person or telephonic meeting attended by such directors. Amounts paid to our directors, including the chairmen of the committees of the board of directors, may be increased by action of the board.

A new non-employee director will be granted an option to purchase 8,000 shares of our common stock upon the commencement of service as a director from a stock option plan then in effect. In addition, each non-employee director will be granted options to purchase 5,000 shares of our common stock after each annual meeting. Options are granted at an exercise price equal to the closing market price on the grant date.

Director Compensation Table

The following director compensation table sets forth, for the fiscal year ended December 31, 2007, the cash and certain other compensation paid or accrued by us to our outside directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gustavo R. Benejam	37,000	—	8,819	—	—	—	45,819
P. Rodney Cunningham	30,250	—	8,819	—	—	—	39,069
Mario B Ferrari	29,000	—	8,819	—	—	—	37,819
Richard L. Hornsby	30,000	—	8,819	—	—	32,000	70,819
Donald K. Karnes	29,500	—	8,819	—	—	—	38,319
Per-Olof Lööf	37,750	—	8,819	—	—	—	46,569
W. Douglas Pitts	42,875	—	8,819	—	—	—	51,694
Richard C. Rochon	29,000	—	90,371	—	—	—	119,371
Donald L. Smith, Jr.	26,250	—	8,819	—	—	256,303	291,372

(1)	Represents fees paid to the directors during 2007 as members of the board and for their participation on various committees.
(2)	Represents the grant date expense of stock options to purchase shares of common stock granted in June 2007 at $1.76 per share and October 2007 at $1.81, as determined pursuant to FAS 123R. .
(3)	Represents payments made to Mr. Hornsby under a separate consulting agreement. See “Certain Relationships and Related Transactions”.
(4)	Represents retirement benefits paid to Mr. Smith.

Board Meetings

During the year ended December 31, 2007, our board of directors held eleven meetings and took three actions by unanimous written consent. During 2007, except for Per-Olof Lööf, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of our board of directors held during the period he served on the board and (ii) the number of meetings of committees of the board held during the period he served on such committees. We have no formal policy regarding attendance by our directors at our annual shareholder meetings, although we encourage this attendance and most of our directors have historically attended these meetings. Except for Per-Olof Lööf, all of our directors attended the 2007 annual shareholder meeting. Our board of directors has three standing committees—the audit committee, the compensation committee and the nominating committee.

Audit Committee

Our audit committee is comprised of three non-employee members of our board of directors. After reviewing the qualifications of the current members of our audit committee, and any relationships they may have with our company that might affect their independence from Devcon, our board of directors has determined that:

(1)	all current committee members are “independent” as that concept is defined in the applicable rules of Nasdaq and the Securities and Exchange Commission,

(2)	all current committee members are financially literate, and

(3)	Mr. Gustavo R. Benejam qualifies as an “audit committee financial expert” under the applicable rules of the Securities and Exchange Commission. In making the determination as to Mr. Benejam’s status as an audit committee financial expert, our board of directors determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of Nasdaq.

Messrs. Pitts, Lööf and Benejam are members of our audit committee. The audit committee held seven meetings during 2007. The duties and responsibilities of the Company’s audit committee include: (a) monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance, (b) monitoring the independence and performance of our independent registered public accounting firm and our internal audit functions, (c) providing an avenue of communication between our independent registered public accounting firm and management and (d) having the sole authority to appoint, determine funding for and oversee our external auditors. The audit committee is governed by a charter which we believe conforms to the corporate governance rules issued by the Securities and Exchange Commission and Nasdaq concerning audit committees. This charter is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. The information contained in our internet website is not incorporated into this annual report.

Berenfeld, Spritzer, Shechter & Sheer, LLP or BSS&S, our independent registered public accounting firm, reports directly to the audit committee. Any allowable work to be performed by BSS&S outside of the scope of the regular audit is pre-approved by the audit committee. The audit committee will not approve any work to be performed that is in violation to the Securities Exchange Act of 1934, as amended.

The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

The audit committee has, through the Code of Ethical Conduct, enabled confidential and anonymous reporting of improper activities directly to the audit committee.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee of our board of directors is established under our audit committee charter adopted by our board of directors on February 27, 2004. A copy our audit committee’s charter is available on our website at www.devc.com.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Our audit committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in our audit committee charter. The members of our audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. Our audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of our audit committee is independent in the judgment of our board of directors as required by the listing standards of Nasdaq, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted under Sarbanes-Oxley, as of this date. With respect to the period ended December 31, 2007, in addition to its other work, our audit committee held seven meetings and took no action by unanimous written consent in fiscal 2007 and:

•	Reviewed and discussed with our management and the independent auditors our audited consolidated financial statements as of December 31, 2007;

•

Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Statement on Auditing Standards No. 90, Audit Committee Communication, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T;

•	Discussed with the independent auditors the firm’s independence;

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	The independent auditors met with our audit committee without management being present.

Our audit committee also reviews and approves transactions between us and our affiliates, including our officers and directors, in accordance with the terms of the charter approved by our board of directors. The audit committee has also reviewed transactions which occurred prior to its review. For more information, see “Certain Relationships and Related Transactions” below. The audit committee’s and our policy is that all of these transactions be reviewed and approved by the audit committee prior to being entered into.

In fulfilling its responsibilities, our audit committee selected Berenfeld, Spritzer, Shechter & Sheer, CPAs, or BSS&S, in 2007 to act as our independent registered public accounting firm. During the fiscal year ended December 31, 2007, BSS&S discussed with our audit committee and provided written disclosures to our audit committee regarding (1) the firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards.

Our audit committee chairman communicates with the external auditors regarding both quarterly and year-end reporting issues. On an informal basis the chairman communicates with the members of our audit committee outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

Consistent with the SEC’s policies regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, our audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in our audit committee charter, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Audit Committee

W. Douglas Pitts

(Chairperson)

Per-Olof Lööf	Gustavo R. Benejam

Compensation Committee

Messrs. Pitts, Lööf and Karnes are members of our compensation committee. The compensation committee held one meeting and took two actions by unanimous written consent during 2007. This committee administers the 1992 and 1999 stock option plans and our 2006 incentive compensation plan and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 and 1999 stock option plans and the 2006 incentive compensation plan. This committee is also responsible for the final review and determination of executive compensation.

All members of the compensation committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. The information contained in our internet website is not incorporated into this annual report.

Nominating Committee and Procedures

Messrs. Benejam, Cunningham and Karnes are the members of our nominating committee. The nominating committee held no meetings during 2007. The purpose of this committee is to define the basic responsibilities and qualifications of individuals nominated and elected to serve as members of our board of directors, to identify and nominate individuals qualified to become directors in accordance with these policies and guidelines and to oversee the selection and composition of committees of our board of directors. The nominating committee is governed by a charter adopted by Devcon’s board of directors. This charter is available on our website at www.devc.com.

The nominating committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. This committee also has the sole authority to retain and to terminate any search firm to be used to assist in identifying candidates to serve as trustees from time to time. A shareholder who wishes to recommend a prospective nominee for the board should notify in writing our Corporate Secretary or any member of our nominating committee, including in such correspondence whatever supporting material the shareholder considers appropriate. The nominating committee also considers whether to nominate any person nominated by a shareholder under the provisions of our bylaws relating to shareholder nominations as described in the section entitled “Information Concerning Shareholder Proposals” in our proxy statement. The nominating committee does not solicit director nominations.

Once the nominating committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the committee determines, in consultation with the Chairman of the Board and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the committee. The committee then evaluates the prospective nominee against the standards and qualifications set out by the nominating committee for board membership.

The committee will also consider other relevant factors as it deems appropriate, including the current composition of the board, the balance of management and independent trustees, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the committee will make a recommendation to the full board as to the persons who should be nominated by the board, and the board will determine the nominees after considering the recommendation and report of the committee.

While there are no formal procedures for shareholders to recommend nominations beyond those set forth in the section entitled “Information Concerning Shareholder Proposals” in our proxy statement, Devcon’s board of directors will consider shareholder recommendations. These recommendations should be addressed to the Chairman of our nominating committee who will submit for review these nominations to the independent members of the board of directors.

All members of our nominating committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from Devcon’s Corporate Secretary. The information contained in our internet website is not incorporated into this annual report.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Ethical Conduct, violations of which may be reported to the audit committee. The Code of Ethical Conduct includes provisions applicable to our senior executive officers, consistent with the Sarbanes-Oxley Act of 2002. This Code of Ethical Conduct is available on our website www.devc.com. Management intends to post on the website amendments to or waivers from our Code of Ethical Conduct. We will provide a copy of this Code of Ethical Conduct to any person without charge upon written request made by such person addressed to Devcon’s Corporate Secretary at Devcon International Corp., 595 S. Federal Highway, Suite 500, Boca Raton, Florida, 33432.

Personal Loans to Executive Officers and Directors

We comply with, and will operate in a manner consistent with, legislation prohibiting extensions of credit in the form of a personal loan to or for our directors and executive officers. For information on arrangements currently have in place, see “Certain Relationships and Related Transactions”.

Communications with Shareholders

Anyone who has a concern about Devcon’s or its employees’ conduct, including accounting, internal accounting controls or audit matters, may communicate directly with the Chairman of our board of directors, our non-management directors or the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number published on our website at www.devc.com. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by our Chief Financial Officer in the same way that other concerns are addressed by management. Our Code of Ethical Conduct prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

DIRECTORS; EXECUTIVE OFFICERS

Directors and Executive Officers of the Registrant

Our directors and executive officers, as of the record date, are as follows:

Name	Age	Position(s) held with the Company
Richard C Rochon.	50	Chairman of the Board and Acting Chief Executive Officer
Donald L. Smith, Jr.	86	Director
Richard L. Hornsby	72	Director
W. Douglas Pitts	68	Director
Gustavo R. Benejam	52	Director
Mario B. Ferrari	30	Director
Per-Olof Lööf	57	Director
P. Rodney Cunningham	60	Director
Donald K. Karnes	57	Director
Robert C. Farenhem	37	President
Mark M. McIntosh	37	Chief Financial Officer

For the biographies of each of our directors, see “Proposal No. 1 – Election of Directors.”

Robert C. Farenhem, has been our President since April 2007. Mr. Farenhem is also a Principal and co-founder of Royal Palm Capital Management, LLLP. Mr. Farenhem has been a Principal and the Chief Financial Officer of Royal Palm Capital Partners since April 2003 and is a director of Equity Media Holdings Corp. and American Residential Services Investment Holdings, LLC. Between April 2005 and December 2005, Mr. Farenhem was our Interim Chief Financial Officer and Chief Financial Officer between February and April 2007. Prior to joining Royal Palm Capital, from February 2002 through April 2003, Mr. Farenhem was Executive Vice President of Strategic Planning and Corporate Development for Bancshares of Florida and Chief Financial Officer for Bank of

Florida. Previously, Mr. Farenhem was an investment banker with Bank of America Securities from October 1998 to February 2002, advising on mergers and acquisitions, public and private equity, leveraged buyouts and other financings. Mr. Farenhem graduated from the University of Miami, where he received his BBA in Finance.

Mark M. McIntosh, has been our Chief Financial Officer since January 23, 2008. Mr. McIntosh joined Devcon as the Company’s Vice President of Finance and Strategic Business Development in July 2007. Prior to Devcon from October 2006 to June 2007, Mr. McIntosh served as Chief Operating Officer of Nexus Development Company, a residential and commercial real estate firm where his responsibilities included all financial, strategic and operation functions at the company. From October 2004 until October 2006, Mr. McIntosh was Chief Financial Officer and a partner at The Restaurant People LLC, where he was responsible for all financial, human resource and technology related matters for the company. Prior to The Restaurant People from July 1999 to October 2004, Mr. McIntosh served as Director of Finance and Corporate Development for SportsLine.com, a leading interactive sports media company. While at SportsLine.com, Mr. McIntosh played a key role in the company’s operational and strategic finance initiatives that included deals with CBS, AOL and the NFL. From April 1997 to July 1999, Mr. McIntosh served as Strategies Associate with Bank of America, N.A., where he was responsible for mergers and acquisitions, as well as financing high growth public and private middle market companies. In this capacity, he evaluated and structured transactions using public and private equity, public and private senior debt and mezzanine securities. Between August 1994 and April 1996, Mr. McIntosh was employed by Kidder, Peabody & Co./PaineWebber Inc. Mr. McIntosh received his BBA in Finance from Georgia State University.

Our directors hold office until the next annual meeting of our shareholders or until their successors have been duly elected and qualified. Our officers are elected annually by our board of directors and serve at the discretion of the board of directors. There are no arrangements or understandings with respect to the selection of officers or directors.

There are no family relationships between any of our directors and executive officers named above.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10 percent shareholders are required by the rules and regulations of the Securities and Exchange Commission to furnish to us copies of all Section 16(a) forms they file.

To management’s knowledge, based solely on review of the copies of these reports furnished and representations that no other reports were required, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to the Company’s officers, directors and greater than 10 percent beneficial owners were in compliance, with the exception of W. Douglas Pitts who failed to timely file one Form 4 disclosing one transaction, which failure resulted from software problems.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, describes the material elements of compensation for the Devcon executive officers identified in the Summary Compensation Table. We refer to these officers as the named executive officers. As more fully described in this CD&A, the Compensation Committee of the Board, or the committee, makes all decisions for the total direct compensation—that is, the base salary, bonus awards, stock options and other equity compensation—of our executive officers, including the named executive officers with the exception of our Acting Chief Executive Officer and our President. The committee’s recommendations for the total direct compensation of our Chief Executive Officer are subject to approval of the Board of Directors. Our Acting Chief Executive Officer and our President are principals in Royal Palm Capital Partners and are not currently paid a base salary by Devcon. Instead, they derive compensation from the payments made under the management agreement with Royal Palm Capital Partners. See “New Executive Officers; Royal Palm Management Agreement” below.

The day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to salaried U.S.-based employees in general are handled by teams of our Human Resource and Finance employees. The committee (or Board) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Devcon’s Business Environment

We are a leading regional provider of electronic security alarm monitoring services, including monitoring of burglary, fire, medical, environmental, video and CCTV, and security access systems to residential, both single and multi-family homes, financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of government departments and healthcare and educational facilities. We also have wholesale customers, where we monitor security systems on behalf of independent security companies. We believe the electronic security systems monitoring industry presents an attractive opportunity for predictable recurring revenues. Our electronic security services business operates primarily in the state of Florida and in the New York City metropolitan area.

We were incorporated in Florida in 1951 as Zinke-Smith, Inc. and adopted our present name in October 1971. Our stock has been publicly traded on the Nasdaq Global Market System since March 1972. Until 2004, our construction and materials operations were our primary operations. As previously discussed, however, between 2002 and 2004, our management engaged in a review of strategic alternatives to enter into new lines of business that had a prospect of providing predictable, recurring revenue. In April 2005, we began a process of reviewing in detail the operations of our materials and construction businesses, which were incurring operating losses. This strategic review and shift in operational focus resulted in a series of acquisitions and divestitures which together allowed us to pursue our objective of divesting ourselves of our construction and materials operations and becoming a large regional provider of electronic security services. These acquisitions and divestitures are described in detail elsewhere in this annual report.

Compensation Program Objectives and Rewards

Devcon’s compensation and benefits programs are driven by Devcon’s business environment and are designed to enable us to achieve our strategic goals. The programs’ objectives are to:

•	Reflect Devcon’s position as an emerging leader in the Southeast and New York metro area for providing electronic security services;

•

Enable Devcon to fulfill its strategic goals of becoming a “pure play” electronic security services company with the orderly divestiture of its construction and materials operations, as well as the completion of acquisitions sufficient to create a platform on which Devcon may build its electronic security services operation;

•	Grow this platform organically by leveraging the customer relationships obtained via these various acquisitions;

•	Ensure Devcon has ready access to the capital markets and other financing avenues to obtain funds to implement its strategic planning;

•	Attract, engage and retain the workforce to promote growth and ensure our future success;

•	Motivate and inspire employee behavior that fosters a high-performance culture;

•	Support a one-company culture as well as a lean and flexible business model;

•	Support overall business objectives; and

•	Create a management structure that creates the best opportunity to provide shareholders with a superior rate of return.

Consequently, the guiding principles of our programs are:

•	Enabling a high-performance organization;

•	Competitiveness in the marketplace in which we compete for talent;

•	Optimization of cost to our company and value to employees; and

•	Company-wide consistency with business-driven flexibility.

To this end, we will measure success of our programs by:

•	Overall business performance and employee engagement;

•	Ability to attract and retain key talent;

•	Costs and business risks that are limited to levels that optimize risk and return; and

•	Employee understanding and perceptions that ensure program value equals or exceeds program cost.

All of Devcon’s compensation and benefits for its named executive officers described below have as a primary purpose our need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to enable us to implement and accomplish each of the strategic goals described above while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors.

•	Base salary and benefits are designed to attract and retain employees over time.

•

Long-Term Incentives—stock options and other equity compensation under our shareholder-approved incentive compensation plans—focus executives’ efforts on the behaviors within the recipients’ control that they believe are necessary to ensure our long-term success, as reflected in increases to our stock prices, growth in our earnings per share and other elements.

•

Annual cash bonuses, which are individually designed to address business needs related to attracting and retaining employees and to provide incentives to achieve the short-term goals our management and board of directors establish for the one year period in question.

•

Severance and change in control provisions are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

The Elements of Devcon’s Compensation Program

With the exception of our Acting Chief Executive Officer and our President, each of the named executive officers was party to an employment agreement with our company, which set forth the base salary for the respective named executive officer, subject to adjustment by the committee and the Board. The agreements stipulated an annual base salary with merit increases and bonuses as determined by the committee. The initial base salary under each of these employment agreements was based upon determinations representing multiple factors, including to some extent in certain cases:

a)	the base salary being earned by the executive at their last place of employ;

b)	salaries paid to executives at comparable companies;

c)	individual negotiations between the Company and the executive; and

d)	appropriate adjustments made to take into account the growing nature of our company.

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives at comparable companies, based upon a combination of both size/market capitalization, geographical location and industry.

Base salaries for individual executive officers are informally compared by our compensation committee to various companies within the electronic security services industry, as well as companies of similar size/market capitalization and growth strategies as those currently being employed by Devcon. These peer groups were based on the committee’s general knowledge of the industry and other companies of similar size/market capitalization to our company as well as guidance from certain other advisors. No independent consulting firm was retained to conduct these reviews. Given the level of our executive officers’ compensation, our compensation committee did not believe that it was necessary to incur the expense of formal studies or market analysis. In general, we target base salaries for executive officers, including our chief executive officer, at the 50th percentile compared to the peer companies we examined.

With the exception of our Acting Chief Executive Officer and our President, the committee determines base salaries for other executive officers, including the named executive officers, towards the end of every year. Our acting chief executive officer proposes new base salary amounts based on:

•	his evaluation of individual performance and expected future contributions;

•	job level, individual performance and overall company performance (including our historic and projected performance, sales, earnings, financial condition and return on equity and economic conditions);

•	a review of the survey data discussed above to ensure competitive compensation against the external market generally defined as the peer companies;

•	our chief executive officer’s own knowledge of the electronic security services industry ; and

•	comparison of the base salaries of the executive officers who report directly to the chief executive officer to ensure internal equity.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code—generally, the named executive officers from year to year—the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million. No employee received base salary in excess of $1 million in 2007.

Base salary and bonus payments are the only elements of compensation that are used in determining the amount of contributions permitted under our 401(k) Plan.

Bonus Awards

In the first quarter of 2007, we paid each of Messrs. Ruzika, Hare and Lakey certain severance or consulting payments in connection with their separation from the Company. In addition, in the first quarter of 2008, we paid Mr. Schiller certain separation payments in connection with his separation from the Company. See “Separation, Consulting and Change in Control Arrangements” below. These payments were negotiated amounts determined by management to be necessary to retain certain covenants (e.g., noncompete, nonsolicit, nondisparagement, confidentiality, etc.) and to help obtain releases from liability and obligations that management felt were useful to helping Devcon continue the pace of its growth efforts. In addition, each agreement contained an agreement from the executive to continue to provide certain consulting services to Devcon for a period after termination of the executive’s employment. We believe these consulting arrangements will allow for a smoother transition, providing less disruption to Devcon’s main focus and the achievement of its strategic goals.

Long-Term Incentive Plan

Our 2006 Incentive Compensation Plan provides for the granting of long-term incentive awards; however, to date, we have not granted any such long-term incentive awards. The committee continues to examine the desirability of implementing such a plan to more appropriately align the interests of our executive officers with our long-term success.

Stock Options

In December 2005, we approved, and recommended to our board of directors for adoption, the Devcon International Corp. 2006 Incentive Compensation Plan which provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. In September 2006, the Devcon International Corp. 2006 Incentive Compensation Plan was approved by our shareholders. We adopted this new equity compensation plan for two reasons: a) no awards were available for grant under our previously adopted equity compensation plans and b) we believed the wide variety of awards authorized under this new plan gave us greater flexibility in terms of how to structure our employees’ compensation allowing for a greater tailoring of compensation to our company’s and the individual employee’s situation. In addition, our board of directors felt equity incentives were particularly important at this stage of Devcon’s growth given its recent entry into a completely new industry and its need for dedicated employees who possessed the knowledge and experience within the electronic security services industry to ensure Devcon’s success in it.

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under our shareholder-approved equity compensation plans, we may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options, except in the case of a stock split or other similar event. We do not grant stock options with a so-called “reload” feature, nor do we generally loan funds to employees to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. The stock options granted by the committee are generally exercisable in equal installments on the first through third anniversaries of the grant date and expire ten years from the grant date.

Because a financial gain from stock options is only possible after the price of Devcon common stock has increased, we believe grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of Devcon common stock, which benefits all Devcon shareholders.

No Backdating or Spring Loading: Devcon does not backdate options or grant options retroactively. On February 23, 2007, June 25, 2007, June 29, 2007, October 4, 2007 and October 11, 2007, we granted options to purchase an aggregate of 215,000 shares of our common stock to various directors, officers, employees and advisors, which options were made at the fair market value on the grant date. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Devcon’s options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the committee. The timing of such grants is at the discretion of the committee; however, traditionally, initial grants of options occur at the date of initial employment.

Fair market value has been consistently determined as the closing price on the grant date. In order to ensure that its exercise price fairly reflects all material information—without regard to whether the information seems positive or negative—every grant of options is contingent upon a determination by the committee that Devcon is not in possession of material undisclosed information. If we are in possession of such information, grants are suspended until the second business day after public dissemination of the information.

Grants are generally made to the named executive officers as part of an annual process. In October, 2007, annual grants of options described in the Summary Compensation Table were made by the committee to the named executive officers. The stock option grants were immediately vested and expire in ten years from the grant date.

Stock Ownership Guidelines

Although we encourage members of our senior management to hold positions in our common stock, we do not currently have requirements in place to this effect. Notwithstanding the lack of requirements, as disclosed in this annual report, our Acting Chief Executive Officer, Richard C. Rochon, beneficially owns, via direct ownership and control over RPCP Investments LLLP,

83,333 shares of our common stock (863,999 shares when taking into account immediately exercisable warrants and options which are beneficially held by Mr. Rochon and RPCP), further aligning his interests with those of our shareholders. See “New Executive Officers; Royal Palm Management Agreement” below.

Derivatives Trading. We grant stock-based incentives in order to align the interests of Devcon’s employees with those of its shareholders. Accordingly, we strongly discourage executive officers from buying or selling derivative securities related to Devcon common stock such as puts or calls on Devcon common stock since such securities may diminish the alignment that we are trying to foster. Company-issued options are not transferable during the executive’s life, other than certain gifts to family members (or trusts, partnerships, etc. that benefit family members).

Return of Incentive Compensation by an Executive. The committee has not adopted formal policies to address the possibility that incentive compensation may be provided to certain executives, including named executive officers, based on financial results that may become the subject of a significant restatement. We anticipate, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, the Board will require the return of such incentive compensation in accordance with and to the extent required by applicable law.

Benefits

With the exception of our Acting Chief Executive Officer and our President who are not employees of Devcon and are therefore not eligible to participate, as salaried, U.S.-based employees, the named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

Devcon’s qualified 401(k) Plans allow highly compensated employees to contribute up to 60 percent of their compensation (base salary plus bonus payments), up to the limits imposed by the Internal Revenue Code—$15,500 for 2007 (excluding any Catch-Up contributions, as allowed by the Internal Revenue Code)—on a pre-tax basis. We provide matching contributions between three percent and four percent of employee contributions, which vest over a five year period. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) Plans are designed to provide for distributions in a lump sum or in periodic installments after termination of service. However, loans—and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability—are permitted.

We do not currently have in place any form of pension plan in which any of our executive officers participate.

Perquisites

Given its status as an emerging player within its industry and the necessity of carefully marshaling cash flows to achieve its strategic goals, Devcon generally provides only a very limited slate of perquisites to its senior management employees, including the named executive officers. To the extent offered by Devcon, the primary purpose of perquisites is our desire to minimize distractions from the executives’ attention to important Devcon initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of our company, unless it is generally available on a non-discriminatory basis to all employees. Certain perquisites have been in place for many years and generally were not reviewed by members of this committee.

We provided the following perquisites during 2007, all of which are quantified in the Summary Compensation Table:

•

Automobile allowances are provided to certain senior management. The total monthly expense incurred with respect to the associated lease payments or other allowance is a function of the executive’s position within our company and can include payments for the automobile, insurance and gas. For leases, we calculate the executive’s personal use value of the automobile and include that portion of the total in the executive’s reportable taxable compensation. The taxable compensation is then grossed up to cover the executive’s taxes on such amount. In other situations, we provide a direct allowance to the executive through our normal payroll cycles. All of the allowance is included in the executive’s taxable compensation. We believe that this benefit allows executives to devote additional time to Devcon’s business.

We do not generally provide the named executive officers with other perquisites such as reimbursement for legal, counseling for personal matters or tax reimbursement payments. We do not provide loans to executive officers.

Separation, Consulting and Change in Control Arrangements

The named executive officers may be eligible for certain benefits and payments if employment terminates under certain circumstances, as described under “Employment Agreements” below.

Severance Benefits. From time to time, we may terminate employment due to reorganization or a reduction in our workforce and, in such circumstances, we may consider payment of severance. Any such payment is entirely discretionary on our part and would be accompanied by a general release from the separated employees. As we consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally are paid severance. Such severance may provide an amount measured by previous annual bonuses to recognize the separated employee’s efforts undertaken during the time he or she was employed by us. It also may provide different levels of protection from a health and welfare benefit perspective, taking into account a person’s age and service, and also whether or not he or she is then eligible to retire. Additional payments may be permitted in some circumstances as a result of negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms and releases.

In June 2000, we entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our former Chairman, Chief Executive Officer and President. Mr. Smith will receive a retirement benefit upon the sooner of his retirement from his position after March 31, 2003, or a change in control of Devcon. Benefits to be received will equal 75 percent of his base salary and will continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse will receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse’s life. Mr. Donald L. Smith, Jr. retired in 2005 and we recognized in 2005 the net present value of the retirement obligation based on Mr. Smith’s then current salary of $338,400 per annum. During 2007, Mr. Smith received $256,303 in retirement payments under this agreement.

Change in Control. The employment agreements to which the named executive officers are party generally have change of control severance provisions. These provisions represent the Board’s recognition of the importance to Devcon and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. We believe properly crafted change in control provisions protect shareholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	Incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending;

•	Assurance of severance and benefits for terminated employees; and

•	Access to equity components of total compensation after a change in control.

Devcon’s stock options generally vest upon a change in control. The remainder of benefits, including payment of severance, generally requires a change in control, followed by a termination of an executive’s employment. In adopting the so-called “single” trigger treatment for equity vehicles, we were guided by three principles:

•	Be consistent with current market practice among peers. Most if not all of the peer companies we evaluated had change in control protection providing for single trigger equity vesting.

•	Keep employees relatively whole for a reasonable period but avoid creating a “windfall.”

•	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•

Single trigger vesting provides employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal.

•

The company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

•	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•	Support the compelling business need to retain key employees during uncertain times.

•

A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package. A double trigger on equity provides no certainty of what will happen when the transaction closes.

Mr. Ruzika’s employment agreement provided that, if we terminated the agreement (which includes failing to renew the agreement after its initial three year term) without cause, Mr. Ruzika terminated the agreement with cause or Mr. Ruzika failed to renew the agreement, we were required to pay Mr. Ruzika severance payments at the rate of his salary in effect on the date of termination for two years, payable in accordance with our usual payroll schedule. If Mr. Ruzika terminated his employment with us within one year of a change in control with cause, he would be entitled to the two years of severance payments described above. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involved the security services industry or if procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs.

Mr. Lakey’s employment agreement provided that, if within one year of a change of control, Mr. Lakey’s employment was terminated by us without cause or Mr. Lakey terminated his employment voluntarily, he would receive a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years. The Employment Agreement defines a “Change of Control” as (i) our selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity.

Mr. Godsey’s employment agreement with one of our subsidiaries provides that, if we terminate the agreement (which includes failing to renew the agreement after its initial three year term) without cause, Mr. Godsey terminates the agreement with cause or Mr. Godsey fails to renew the agreement, we are required to pay Mr. Godsey severance payments at the rate of his salary in effect on the date of termination for one year, payable in accordance with our usual payroll schedule. If Mr. Godsey terminates his employment with us within one year of a change in control with cause, he would be entitled to the one year of severance payments described above. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involved the security services industry or if procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs.

Mr. Schiller’s employment agreement with one of our subsidiaries provided that, if within three months of a change of control, Mr. Schiller’s employment was terminated by us without cause or Mr. Schiller terminated his employment voluntarily, he would receive a lump sum payment equal to his current base salary. The Employment Agreement defines a “Change of Control” as (i) our selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity.

Mr. McIntosh’s employment agreement with one of our subsidiaries provides that, if within three months of a change of control, Mr. McIntosh’s employment is terminated by us without cause or Mr. McIntosh terminates his employment voluntarily, he would receive a lump sum payment equal to his current base salary. The Employment Agreement defines a “Change in Control” as (i) our selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity.

With the exception of Mr. Godsey’s and Mr. McIntosh’s agreements, none of these employment agreements are in effect any longer because, as described above and below, Mr. Ruzika resigned from his position with Devcon., Mr. Lakey’s employment agreement expired by its own terms on January 31, 2007, and Mr. Schiller resigned from his position with Devcon.

We agreed to provide gross-ups for the named executive officers from any taxes due under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that 4999 gross up payments were appropriate for our most senior level executives.

New Executive Officers; Royal Palm Management Agreement

As previously disclosed, on January 22, 2007, Stephen J. Ruzika resigned from his position as our chief executive officer. On January 22, 2007, our Board of Directors appointed Richard C. Rochon, our Chairman of the Board, to the position of Acting Chief Executive Officer. As Acting Chief Executive Officer, Mr. Rochon is expected to conduct Devcon’s business in a manner commensurate with the position of Chief Executive Officer in accordance with our Bylaws. Mr. Rochon has been our Chairman since January 24, 2006 and a director of ours since 2004. Mr. Rochon is currently Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm and a principal of Royal Palm Capital Management, LLLP, an affiliate of Royal Palm Capital Partners. We had previously entered into a Management Services Agreement with Royal Palm Capital Management on August 12, 2005 pursuant to the terms of which Royal Palm Capital Management would provide us with certain management services. Royal Palm Capital Management is an affiliate of Coconut Palm Capital Investors I Ltd. with whom we completed a transaction on July 31, 2004, whereby Coconut Palm invested $18 million in our company for the purpose of our entrance into the electronic security services industry. Mario Ferrari, one of our other directors, is also a principal of Coconut Palm and Royal Palm.

Also, as previously disclosed, on February 9, 2007, George M. Hare resigned from all positions held by him with us and our subsidiaries, including as our Chief Financial Officer. On February 13, 2007, our Board of Directors appointed Robert C. Farenhem, a principal of Royal Palm Capital Management to the position of our Chief Financial Officer.

On April 30, 2007, our Board of Directors appointed Mr. Farenhem to the position of our President. Also on April 30, 2007, our Board of Directors appointed Mr. Schiller to the position of our Chief Financial Officer.

As previously disclosed, on January 16, 2008, Mr. Schiller resigned from all positions held by him with us and our subsidiaries, including as Chief Financial Officer of Devcon. On January 23, 2008, our Board of Directors appointed Mark M. McIntosh to the position of our Chief Financial Officer.

Except for the Management Services Agreement with Royal Palm Capital Management described above, neither Mr. Farenhem nor Mr. Rochon have employment, severance or any other type of agreement with Devcon. Mr. Rochon and Mr. Farenhem do not currently collect a salary in connection with their roles as Acting Chief Executive Officer and President.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with our management. Based on the review and discussions, the Compensation Committee recommended to our board of directors that the CD&A be included in this annual report.

Compensation Committee

Per-Olof Lööf (Chairperson)

W. Douglas Pitts	Donald K. Karnes

Summary Compensation Table

The following Summary Compensation table sets forth information regarding compensation earned by, awarded to or paid to our Named Executive Officers during fiscal 2007 and fiscal 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Richard C. Rochon Acting Chief Executive Officer	2007	—	—	—	90,371	(2)	—	—	29,000	(3)	119,371
	2006	—	—	—	12,885	(4)	—	—	12,750	(3)	25,635

Stephen J. Ruzika - Former Chief Executive Officer	2007	37,500	—	—	—		—	—	115,751	(5)	153,251
	2006	325,000	—	—	53,687	(4)	—	—	16,234	(6)	394,921

Robert C. Farenhem - President Devcon International Corp.	2007	—	—	—	90,371	(2)	—	—	—	(7)	90,371
	2006	—	—	—	—		—	—	—	(7)	—

Robert W. Schiller - Former Chief Financial Officer	2007	159,615	—	—	40,885	(8)	—	—	2,692	(9)	203,192
	2006	—	—	—	—		—	—	—		—

George M. Hare Former Chief Financial Officer	2007	33,077	—	—	—		—	—	103,464	(10)	136,541
	2006	200,000	—	—	107,373	(4)	—	—	45,149	(11)	352,522

J. Keith Godsey - President Devcon Security Services Corp	2007	207,161	20,000	—	—		—	—	53,285	(12)	280,446
	2006	195,857	10,000	—	42,949	(4)	—	—	14,091	(13)	262,897

(1)	Represents discretionary bonuses paid to the named executive officers during 2007 and 2006. See “Compensation Discussion and Analysis”.
(2)	Represents the grant date expense of stock options to purchase shares of common stock granted in October 2007 at 1.80742 per share, as determined pursuant to FAS 123R.
(3)	Represents amounts paid to Mr. Rochon for his duties as a Company Director during 2007 and 2006. Excludes management fees paid to Royal Palm Capital Management, LLP as described in “Certain Relationships and Related Transactions”.
(4)	Represents the grant date expense of stock options to purchase shares of common stock granted in November 2006 at 2.14746 per share, as determined pursuant to FAS 123R
(5)	Represents amount paid to Mr. Ruzika in connection with the Advisory Services Agreement of $114,583 and an auto allowance of $1,168.

(6)	Represents amount paid on behalf of Mr. Ruzika in relation to his family’s medical and dental benefits ($5,434). Additionally, Mr. Ruzika was paid an auto allowance of $10,800.
(7)	Excludes management fees paid to Royal Palm Capital Management, LLP as described in Certain Relationships and Related Transactions.
(8)	Represents the grant date expense of stock options to purchase shares of common stock granted in February 2007 at 1.63193 per share and in June 2007 at $1.64060 per share, as determined pursuant to FAS 123R. Mr. Schiller’s option awards were forfeited as of his resignation on January 16, 2008.
(9)	Represents amounts paid for Mr. Schiller representing the employer matching portion with relation to Mr. Schiller’s 401(k) contributions.
(10)	Represents amounts paid to Mr. Hare in connection with the Separation Agreement of $100,000 and amounts paid on behalf of Mr. Hare in relation to his club memberships ($893), apartment rental ($1,625), utilities and furniture rental ($277) and non-business related air travel ($669).
(11)	Represents amounts paid on behalf of Mr. Hare in relation to his automobile ($5,154), club memberships ($5,400), apartment rental ($18,843), utilities and furniture rental ($5,572) and non-business related air travel ($10,180).
(12)	Represents amounts paid on behalf of Mr. Godsey in relation to his family’s medical and dental benefits ($4,025), apartment rental ($26,220), auto allowance ($9,600), non-business related air travel ($6,690), and employer matching portion of Mr. Godsey’s 401 (k) contributions ($6,750).
(13)	Represents amounts paid on behalf of Mr. Godsey in relation to his auto allowance ($7,477) and employer matching portion of Mr. Godsey’s 401 (k) contributions ($6,614).

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table sets forth by individual grant, the equity and non-equity awards granted to the named executive officers for the fiscal year ended December 31, 2007.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Target(#)	Units(#)	Options(#)	($/Sh)	Awards
Richard C. Rochon - Acting Chief Executive Officer	10/2007	n/a	n/a	n/a	n/a	n/a	50,000	3.39	90,371

Stephen J. Ruzika - Former Chief Executive Officer	—	n/a	n/a	n/a	n/a	n/a	—	—	—

Robert C. Farenhem - President Devcon International Corp.	10/2007	n/a	n/a	n/a	n/a	n/a	50,000	3.39	90,371

Robert W. Schiller - Former Chief Financial Officer	02/2007	n/a	n/a	n/a	n/a	n/a	15,000	4.15	24,479

George M. Hare - Former Chief Financial Officer	—	n/a	n/a	n/a	n/a	n/a	10,000	3.30	16,406

J. Keith Godsey - President Devcon Security Services Corp.	—	n/a	n/a	n/a	n/a	n/a	—	—	—

Option Exercises and Stock Vested

No stock appreciation rights were granted or are outstanding. No stock options were exercised by any of the named executive officers during 2007.

Employment Agreements

In June 2000, we entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our former Chairman, Chief Executive Officer and President. Mr. Smith will receive a retirement benefit upon the sooner of his retirement from his position after March 31, 2003, or a change in control of Devcon. Benefits to be received will equal 75 percent of his base salary and will continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse will receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse’s life. Mr. Donald L. Smith, Jr. retired in 2005 and we recognized the net present value of the retirement obligation based on Mr. Smith’s then current salary of $338,400 per annum. During 2007, Mr. Smith received $256,303 in retirement payments under this agreement.

In June 2004, we entered into an employment agreement with Mr. Stephen J. Ruzika, effective April 2, 2004. Under the terms of Mr. Ruzika’s employment agreement, we agreed to pay Mr. Ruzika an annual salary equal to $325,000 plus any bonuses which the compensation committee of our board of directors determined to pay him in its sole discretion. In addition to this salary, Mr. Ruzika was entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provided to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. Ruzika was granted 50,000 options with an exercise price of $9.00 per share upon the effectiveness of the employment agreement. Any options granted under these plans vested in equal annual installments from the grant date until the expiration date under the employment agreement. The employment agreement had a term of three years; however, this term could be extended by the parties in writing in a separate instrument. Either Mr. Ruzika or our company could terminate the employment agreement for any reason upon sixty (60) days prior written notice to the other. However, if we terminated the agreement (which includes failing to renew the agreement after the initial three years) without cause, Mr. Ruzika terminated the agreement with cause or Mr. Ruzika failed to renew the agreement, we were required to pay Mr. Ruzika severance payments at the rate of his salary in effect on the date of termination for two years, payable in accordance with our usual payroll schedule. In the event of specified changes in control of us, all options previously granted to Mr. Ruzika would automatically vest and if Mr. Ruzika terminated his employment with us within one year of this change in control with cause, he would be entitled to the two years of severance payments described above. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involved the security services industry or if procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs. Mr. Ruzika was also subject to a three-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does not entitle him to the severance payments described above. Mr. Ruzika was also subject to a two-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does entitle him to the severance payments described above; however, if we fail to make these severance payments, Mr. Ruzika’s noncompete obligations will no longer be in effect.

On January 22, 2007, Mr. Ruzika resigned from his position as our Chief Executive Officer. On January 26, 2007, we entered into an Advisory Services Agreement with Mr. Ruzika, which became effective on January 22, 2007, and outlined the terms of his separation from us as well as a consulting arrangement pursuant to which Mr. Ruzika would remain involved with us in an advisory capacity. Under the terms of the Advisory Services Agreement, effective as of January 22, 2007, Mr. Ruzika’s employment agreement with us terminated and Mr. Ruzika resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Mr. Ruzika will be paid salary earned and reasonable expenses reimbursable under his employment agreement incurred through January 22, 2007, which amounts we estimate equal $38,667.38 and an amount equal to $10,416.67 per month for a term of one year under the Advisory Services Agreement. In addition, to the extent permitted under our welfare benefit plans, Mr. Ruzika will remain a participant until the Advisory Services Agreement terminates. At the end of this term, the Advisory Services Agreement shall be automatically renewed on a month to month basis unless terminated by either us or Mr. Ruzika upon sixty (60) days notice. The Separation Agreement includes a release by each of us and Mr. Ruzika of claims that either party may have against the other in respect of Mr. Ruzika’s employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Ruzika, protection of our proprietary and confidential information, non-disparagement by each of Mr. Ruzika and us and other matters.

On February 9, 2007, Mr. Hare resigned from all positions held by him with us and our subsidiaries, including as Chief Financial Officer. On February 14, 2007, we entered into a Separation Agreement with Mr. Hare outlining the terms of his separation from us as well as a consulting arrangement under the terms of which Mr. Hare would be available to us in a consulting capacity. Under the terms of the Separation Agreement, the Employment Letter issued as of November 28, 2005 to Mr. Hare by us terminated, effective as of February 9, 2007, and Mr. Hare resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Under the terms of the Separation Agreement, Mr. Hare will be paid salary earned and reasonable expenses reimbursable under the Employment Letter incurred through February 14, 2007, which amounts equaled $36,541.58 and an aggregate amount equal to $100,000 payable in installments the timing of which shall be monthly over a six month period. The Separation Agreement includes a release by each of Devcon and Mr. Hare of claims that either party may have against the other in respect of Mr. Hare’s employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Hare, protection of our proprietary and confidential information, non-disparagement by Mr. Hare and other matters. We incurred charges of $136,541.58 in connection with the Separation Agreement in 2007.

On January 27, 2005, we entered into an employment agreement with Ron G. Lakey under the terms of which Mr. Lakey would become our Chief Financial Officer. On April 13, 2005, Mr. Lakey became our Vice President – Business Development. On January 23, 2006, Mr. Lakey became our President of Construction and Materials. The Lakey Employment Agreement was effective on February 1, 2005 and provides for a term of two years, which term may be automatically renewed each year unless three months advance notice of nonrenewal is given. In addition, the Lakey Employment Agreement provided for an annual base salary of $200,000, discretionary bonuses to be determined at the discretion of our compensation committee, participation by Mr. Lakey in all benefit programs made available to other executive officers and eligibility for grants of options in accordance with our stock option plans. If within one year of a change of control, Mr. Lakey’s employment would have been terminated by us without cause or Mr. Lakey terminated his employment voluntarily, he would have received a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years, and his stock options will immediately vest. The Lakey Employment Agreement defined a “Change of Control” as (i) our selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity. The Employment Agreement also included covenants lasting for a term of two years relating to noncompetition and non-solicitation of employees and clients by Mr. Lakey. The Lakey Employment Agreement expired according to its own terms on January 31, 2007.

On April 27, 2007, Mr. Lakey resigned from his position as our Chief Operating Officer and President—Construction and Materials. On April 27, 2007, we entered into an Advisory Services Agreement with Mr. Lakey, which became effective on such date, and outlined the terms of his separation from us as well as a consulting arrangement pursuant to which Mr. Lakey would remain involved with us in an advisory capacity. Under the terms of the Advisory Services Agreement, Mr. Lakey resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Mr. Lakey will be paid salary, automobile insurance and accrued vacation earned in the amounts of $4,134.62, $150.00 and $13,230.77, respectively, and reasonable expenses reimbursable under his employment agreement incurred through April 27, 2007, which amounts we estimate equal $355. In addition, in return for the Advisory Services, the Advisory Services Agreement provides that we will pay Mr. Lakey the following amounts:

(i) a one-time $50,000 lump sum payment paid at the time of execution of the Advisory Services Agreement;

(ii) during an initial three-month term of the Advisory Services Agreement, we are obligated to pay Mr. Lakey monthly payments equal to $17,916.66;

(iii) during 30-day renewal terms of the Advisory Services Agreement, we will be obligated to pay Mr. Lakey monthly payments equal to $6,000.00; and

(iv) upon transfer of a 8,335 square meter parcel in Sint Maarten from Bouwbedrijf Boven Winden, N.V. to St. Maarten Masonry Products, both of which are our wholly-owned subsidiaries of ours, we will be obligated to pay to Mr. Lakey an additional one-time $50,000 lump sum payment.

At the end of the initial three-month term, the Advisory Services Agreement renewed on a month to month basis until its termination on October 16, 2007. The Advisory Services Agreement includes a release by each of us and Mr. Lakey of claims that either party may have against the other in respect of Mr. Lakey’s employment or the termination of such employment, as well as covenants relating to protection of our proprietary and confidential information, non-disparagement by each of Mr. Lakey and us and other matters.

On October 19, 2006, we entered into an employment agreement with J. Keith Godsey. Under the terms of Mr. Godsey’s employment agreement, we agreed to pay Mr. Godsey an annual salary equal to $207,000 plus any bonuses which the compensation committee of our board of directors determined to pay him in its sole discretion. In addition to this salary, Mr. Godsey is entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provided to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. Godsey was granted 20,000 options with an exercise price of $5.51 per share in November, 2006. These options vest in equal annual installments from the grant date over a three year period. The employment agreement has a term of three years; however, this term could be extended by the parties in writing in a separate instrument. Either Mr. Godsey or our company can terminate the employment agreement for any reason upon sixty (60) days prior written notice to the other. However, if we terminate the agreement (which includes failing to renew the agreement after the initial three years) without cause, Mr. Godsey terminates the agreement with cause or Mr. Godsey fails to renew the agreement, we are required to pay Mr. Godsey severance payments at the rate of his salary in effect on the date of termination for one year, payable in accordance with our usual payroll schedule. In the event of specified changes in control of us, all options previously granted to Mr. Godsey would automatically vest and if Mr. Godsey terminated his employment with us within one year of this change in control with cause, he would be entitled to the one year of severance payments described above. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involved the security services industry or if procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs. Mr. Godsey is also subject to a two-year non-compete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does not entitle him to the severance payments described above. Mr. Godsey is also subject to a one-year non-compete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does entitle him to the severance payments described above; however, if we fail to make these severance payments, Mr. Godsey’s non-compete obligations will no longer be in effect.

As previously disclosed, on February 13, 2007, we entered into an employment agreement with Robert W. Schiller as our Vice President of Finance. Under the terms of Mr. Schiller’s employment agreement, we agreed to pay Mr. Schiller an annual salary equal to $175,000 (later amended to $200,000 upon his appointment by our board of directors to the position of our Chief Financial Officer) plus any bonuses which the compensation committee of our board of directors determined to pay him in its sole discretion. In addition to this salary, Mr. Schiller was entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provided to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. Schiller was granted 15,000 options with an exercise price of $4.15 per share upon the effectiveness of the employment agreement. Upon his appointment to the position of our Chief Financial Officer, Mr. Schiller was granted a further 10,000 options with an exercise price of $3.10 per share. Any options granted under these plans vested in equal annual installments over a three year period from the date of initial option grant issuance. The employment agreement had no termination date as Mr. Schiller was an “at will” employee. However, in the event of specified changes in control of us, all options previously granted to Mr. Schiller would automatically vest and if Mr. Schiller terminated his employment with us within one year of this change in control with cause, he would be entitled to a lump sum severance payment equal to one year’s salary.

On January 16, 2008, Mr. Schiller resigned from his position as our Chief Financial Officer. On January 30, 2008, we entered into a Separation Agreement with Mr. Schiller outlining the terms of his separation from Devcon as well as a consulting arrangement pursuant to which Mr. Schiller would be available to us in a consulting capacity. Under the terms of the Separation Agreement, Mr. Schiller’s employment with Devcon terminated, effective as of January 30, 2008, and Mr. Schiller resigned all of his positions as an officer of ours and as an officer and director, as applicable, of each of our affiliates. Under the terms of the Separation Agreement, Mr. Schiller will be paid salary earned and reasonable reimbursable expenses incurred through January 30, 2008, which amounts we estimated equaled $16,357.46 and an aggregate amount equal to $31,576.92 payable in installments the timing of which shall be biweekly over a two month period. The Separation Agreement includes a release by Mr. Schiller of claims that he may have against the Company in respect of Mr. Schillers’ employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Schiller, protection of our proprietary and confidential information, non-disparagement by Mr. Schiller and other matters.

On February 11, 2008, we entered into an employment agreement with Mark M. McIntosh as our Chief Financial Officer. Under the terms of Mr. McIntosh’s employment agreement, we agreed to pay Mr. McIntosh an annual salary equal to $200,000 plus any bonuses which the compensation committee of our board of directors determine to pay him in its sole discretion. In addition to this salary, Mr. McIntosh is entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provide to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. McIntosh was granted 15,000 options with an exercise price of $2.57 per share upon the effectiveness of the employment agreement. Any options granted under these plans vest in equal annual installments over a three year period from the date of initial option grant issuance. The employment agreement has no termination date as Mr. McIntosh is an “at will” employee. However, in the event of specified changes in control of us, all options previously granted to Mr. McIntosh would automatically vest and if Mr. McIntosh terminates his employment with us within one year of this change in control with cause, he would be entitled to a lump sum severance payment equal to one year’s salary.

Stock Option Plan

On September 22, 2006, our board of directors adopted the Devcon International Corp. 2006 Incentive Compensation Plan, which was approved by our shareholders on November 10, 2006. This plan is the only plan under which we currently issue stock options. Under this plan, our compensation committee has the authority to grant stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property to key employees, directors, consultants and independent. The effective date of this plan was September 22, 2006. As of March 31, 2007, options to purchase an aggregate of 346,500 shares of our common stock were outstanding under this plan, and options to purchase an aggregate of 59,700 shares of our common stock were outstanding under our other stock option plans.

Shares Available for Awards; Annual Per-Person Limitations. Under the 2006 Incentive Compensation Plan, the total number of shares of common stock that may be subject to the granting of options under the plan at any time during the term of the plan is equal to 800,000 shares, plus the number of shares with respect to which awards previously granted thereunder that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The total number of shares of our common stock that may be granted under the 2006 Incentive Compensation Plan represents approximately 13.2% of the issued and outstanding shares, on a fully diluted, fully converted basis as of March 7, 2008.

Of the total number set forth above, not more than 400,000 may be used for awards under the 2006 Incentive Compensation Plan other than stock options or stock appreciation rights. Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2006 Incentive Compensation Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit. In addition, the 2006 Incentive Compensation Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year no participant may be granted (i) options or stock appreciation rights with respect to more than 200,000 shares, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 200,000 shares, subject to adjustment in some circumstances. The maximum amount that may be earned by any one participant as a performance unit in respect of a performance period of one year is $1,500,000 and the maximum amount that may be earned by one participant as a performance unit in respect of a performance period greater than one year is $1,500,000 multiplied by the number of full years in the performance period.

Our compensation committee administers the 2006 Incentive Compensation Plan. The compensation committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The compensation committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Our compensation committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Incentive Compensation Plan and make all other determinations that may be necessary or advisable for the administration of the 2006 Incentive Compensation Plan.

Eligibility. The persons eligible to receive awards under the 2006 Incentive Compensation Plan are our officers, directors, employees, consultants and other persons who provide services to us or any related entities. An employee on leave of absence may be considered as still in our employ or in the employ of a related entity for purposes of eligibility for participation in the 2006 Incentive Compensation Plan. As of March 7, 2008, approximately 690 persons are eligible to participate in the plan.

On April 1, 1999, our board of directors adopted the Devcon International Corp. 1999 Stock Option Plan, which was approved by our shareholders on June 10, 1999. The 1999 Stock Option Plan was subsequently amended by our board of directors on April 21, 2003, which amendment was approved by our shareholders on June 6, 2003. Under this plan, our compensation committee had the authority to grant incentive stock options and non-qualified stock options to key employees, directors, consultants and independent contractors and these options may be exercised using loans from us or shares of our common stock that are already owned by the holder. The effective date of this plan was April 1, 1999. As of March 7, 2008, options to purchase an aggregate of 54,000 shares of our common stock were outstanding under this plan. The 1999 Stock Option Plan has been superseded by the 2006 Incentive Compensation Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the named executive officers as of December 31, 2007, concerning outstanding awards representing potential amounts that may be received in the future, including the amount of securities underlying exercisable and unexercisable options. No stock appreciation rights are outstanding.

	Option Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable		Number of Securities Underlying Unexercised Option (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Richard C. Rochon - Acting Chief Executive Officer	50,000	(1)	—		3.39	Oct 2017
	6,000	(2)	—		5.51	Nov 2016
	8,000	(3)	—		12.00	Jul 2014

Stephen J. Ruzika - Former Chief Executive Officer	—		—		—	—

Robert C. Farenhem - President Devcon International Corp.	50,000	(1)	—		3.39	Oct 2017

Robert W. Schiller - Former Chief Financial Officer					4.15	Feb 2017
	—		15,000	(4)	3.30	Jun 2017
	—		10,000	(5)

George M. Hare - Former Chief Financial Officer	—		—		—	—

J. Keith Godsey - President Devcon Security Services Corp.	—		—		—	—

(1)	Stock options granted on October, 2007, and vest 100% immediately.
(2)	Stock options granted November, 2006, and vest 100% immediately.
(3)	Stock options granted July, 2004, and vest 100% immediately
(4)	Stock options granted February, 2007, and vest 33.33% annually, beginning on the first anniversary date of the date of grant. Stock options have been forfeited as of Mr. Schiller’s resignation on January 16, 2008.
(5)	Stock options granted June, 2007, and vest 33.33% annually, beginning on the first anniversary date of the date of grant. Stock options have been forfeited as of Mr. Schiller’s resignation on January 16, 2008.

Retirement Plan and Post-Employment

The Company does not maintain a pension plan or other non-qualified deferred compensation plan for its named executive officers.

There have been no terminations of named executive officers during the year ended December 31, 2007. However, we have entered into various separation or advisory services agreements with each of Messrs. Ruzika and Hare upon their resignations from our company in 2007 and Mr. Schiller upon his resignation from our company in 2008. See “Employment Agreements” for a description of the terms of these agreements.

Compensation Committee Interlocks and Insider Participation

Our compensation committee members are W. Douglas Pitts, Per-Olof Lööf and Donald Karnes.

No member of our compensation committee is currently an officer or an employee of ours. No executive officer of ours serves as a member of our compensation committee or on a board or committee of any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during the fiscal year ended December 31, 2007.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information relating to the Company’s equity compensation plans as of December 31, 2007.

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under compensation plans (1)
Equity compensation plans:
Approved by shareholders	406,200	$4.60	448,500
Not approved by shareholders	—	$0.00	—
Total	406,200	$4.60	448,500

(1)	Excluding shares reflected in first column.

No employment or other agreements provide for the issuance of any shares of capital stock. There are no other options, warrants, or other rights to purchase securities of ours issued to employees and directors, other than options to purchase common stock issued under the 1986 Non-Qualified Stock Option Plan, the 1992 Directors Stock Option Plan, the 1992 Stock Option Plan, as amended, the 1999 Stock Option Plan, as amended, the 2006 Incentive Compensation Plan, Warrants issued in connection with the investment by Coconut Palm Capital Investors I, Ltd., Warrants issued in connection with the issuance of our Preferred Stock and Options to purchase 50,000 shares were issued to Matrix Desalination, Inc. at an exercise price of $6.38 in May 2003. The vesting of the options issued to Matrix was dependent on the consummation of certain investments for DevMat Utility Resources, LLC. For more information regarding the Company’s equity compensation plans, see Note 12, Stock Option Plans.

Repurchases of Company Shares

(a)	None

(b)	None

(c)	Issuer Purchases of Equity Securities (in thousands, except per-share amounts):

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(1)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(1)
October 1, 2007 to October 31, 2007	23	$3.17	23	$4,352

November 1, 2007 to November 30, 2007	100	$3.37	100	$4,015

December 1, 2007 to December 31, 2007	—	$—	—	$—

Total	123	$3.34	123

(1)	On July 24, 2007, the Company’s Board of Directors approved the repurchase of up to $5.0 million of its common stock between July 24, 2007 and December 31, 2008. At December 31, 2007, the Company had repurchased 286,300 of our common stock at an average price of $3.44 per share for an aggregate purchase price of $0.6 million. At December 31, 2007, the remaining authorized amount for stock repurchase under this plan was $4.01 million, which will terminate on December 31, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The Company’s policies and procedures provide that related person transactions be approved in advance by either the audit committee or a majority of disinterested directors.

On August 12, 2005, the Company entered into a Management Services Agreement, dated as of August 12, 2005 and retroactive to April 18, 2005 (the “Management Agreement”), with Royal Palm Capital Management, LLLP (“Royal Palm”), to provide management services. Royal Palm Capital Management, LLLP is an affiliate of Coconut Palm Capital Investors I Ltd. (“Coconut Palm”) with whom the Company completed a transaction on June 30, 2004, whereby Coconut Palm invested $18 million into the Company for purposes of the Company entering into the electronic security services industry. Richard Rochon, the Company’s Chairman, and Mario Ferrari, one of the Company’s directors, are principals of Coconut Palm and Royal Palm. Mr. Rochon has also been the Company’s acting Chief Executive Officer since the resignation of Steven Ruzika subsequent to December 31, 2006. Robert Farenhem, a principal of Royal Palm, is the Company’s President.

The management services to be provided include, among other things, assisting the Company with, among other matters, establishing certain office, accounting and administrative procedures, obtaining financing relating to business operations and acquisitions, developing and implementing advertising, promotional and marketing programs, facilitating certain securities matters (both proposed offerings and ongoing compliance issues) and future acquisitions and dispositions, developing tax planning strategies and formulating risk management policies. Under the terms of the Management Agreement, the Company is obligated to pay Royal Palm a management fee in the amount of $30,000 per month. In connection with this agreement, the Company incurred $0.4 million, during the years ended December 31, 2007 and 2006.

In addition, the Company leases certain office space to Royal Palm under an agreement dated January 1, 2006. Royal Palm paid a total of $90,000 in rent to the Company for the years ending December 31, 2007 and 2006, respectively.

On March 21, 2007, the Company completed the transactions contemplated by a certain Asset Purchase Agreement, dated as of March 12, 2007 (“Asset Purchase Agreement”). These assets were sold to BitMar, Ltd, a Turks and Caicos Corporation and a successor-in-interest to Tiger Oil, Inc., a Florida corporation. Donald L. Smith Jr., the Company’s former Chairman and Chief Executive Officer and a current director of the Company and Donald L. Smith III, a former officer of the Company, are principals of BitMar, Ltd. (See Note 3-Discontinued Operations). At December 31, 2007, there was an outstanding net payable balance of approximately $0.5 million, which is included in other payables of the accompanying consolidated balance sheet.

The Company leased from the wife of Mr. Donald L. Smith, Jr., a director and former Chairman and Chief Executive Officer of the Company, a 1.8-acre parcel of real property in Deerfield Beach, Florida. This property was used for the Company’s equipment logistics and maintenance activities. The property was subject to a 5-year lease entered into in January 2002 providing for rent of $95,000 per year. This rent was based on comparable rental contracts for similar properties in Deerfield Beach, as evaluated by management. There was a verbal agreement that extended this lease for a year. This lease was assumed by the purchaser of the construction operation assets of which Mr. Donald Smith is a part. During the years ended December 31, 2007and 2006, the Company had rent expense charges of less than $0.1 million.

The Company entered into various construction and payment deferral agreements with an entity which owned and managed a resort project in the Bahamas in which Mr. Donald L. Smith Jr., a director and former Chairman and Chief Executive Officer of the Company, a prior director of the Company and a subsidiary of the Company are minority partners owning 11.3 percent, 1.55 percent and 1.2 percent, respectively. Mr. Smith is also a member of the entity’s managing committee.

•

As of January 1, 2003, the Company entered into a payment deferral agreement with the resort project whereby several notes, which are guaranteed partly by certain owners of the project, evidenced a loan totaling $2.0 million owed to the Company. Mr. Donald Smith, Jr. issued a personal guarantee for the total amount due under this loan agreement to the Company. This loan was paid during 2006.

•

In the second quarter of 2005, the Company entered into a construction contract to build a $3.0 million residence on Lot 22 of the resort project whereby certain investors in the entity owning and managing the resort provide the funding for the construction of the residence. For the year ended December 31, 2006 the Company recorded revenue of $0.9 million. On December 31, 2006, the receivable balance attributable to this job was $0.2 million. The cost in excess of billings and estimated earnings was zero at December 31, 2006. Subsequent to the Company’s fiscal year end, on March 13, 2007, the Company and Mr. Smith entered into a Termination and Release Agreement. Under the terms of the agreement, Mr. Smith and the Company release each other from any further obligation related to Lot 22. Specifically, the Agreement provides that neither the Company nor Mr. Smith shall have any obligation to perform any services for or make any payments to each other.

•

During 2007 the resort project went into receivership and the equity investors’ investment became worthless. We wrote off our equity interest and wrote down the receivable to $25,000, the amount that we believe is collectible under a guarantee agreement with the King Foundation.

In June 2000, the Company entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our former Chairman, Chief Executive Officer and President. Mr. Smith has received a retirement benefit since his retirement from his position in 2005. Benefits equal 75 percent of his base salary and will continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse will receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse’s life. During 2006, Mr. Smith received $253,800 in retirement payments under this agreement. The net present value of the future obligation was estimated at $1.5 million and $1.6 million at December 31, 2007 and December 31, 2006, respectively. These amounts are included in accrued expenses-retirement and severance in the accompanying consolidated balance sheet.

Mr. James R. Cast, a former director, through his tax and consulting practice, provided services to us for more than ten years. The Company paid Mr. Cast $75,000 for consulting services provided to the Company in 2006. Mr. Cast resigned from the Board of Directors in January 2006.

The Company has entered into a retirement agreement with Mr. Richard Hornsby, former Senior Vice President and Director. He retired from the Company at the end of 2004. From 2006 he will receive annual payments of $32,000 for life. The Company expensed the net present value of the obligation to pay Mr. Hornsby $32,000 annually for life, over his estimated remaining service period at the Company, during 2004. The net present value of the future obligation was estimated at $0.3 million and $0.3 million at December 31, 2007 and 2006, respectively.

On June 6, 1991, the Company issued a promissory note in favor of Donald Smith, Jr., a director and former Chairman and Chief Executive Officer of the Company, in the aggregate principal amount of $2,070,000. The note provided that the balance due under the note was due on January 1, 2004, but this maturity date was extended by agreement between Mr. Smith and the Company to October 1, 2006. The balance under the note would have become immediately due and payable upon a change of control. This note was paid in October 2006.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2008 annual meeting of shareholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8. Send all proposals to our Corporate Secretary at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

For non-Rule 14a-8 proposals, our bylaws provide that any shareholder of record wishing to have a shareholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, in accordance with our bylaws, to our Corporate Secretary at our principal executive office not earlier than 45 days before the date corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in our bylaws, nor later than 90 days prior to the first anniversary of the prior year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary date of the prior year’s annual meeting of shareholders, the shareholder’s notice must be timely delivered, which means not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of (a) the 90th day prior to the annual meeting and (b) the 10th day following the first public announcement of the date of the annual meeting. If a shareholder fails to notify us, pursuant to the requirements of the advance notice provisions of our bylaws, of a non-Rule 14a-8 shareholder proposal which he, she or it intends to submit at our next annual meeting of shareholders to be held during 2008, the proxy solicited by our board of directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

A copy of the full text of the bylaws discussed above may be obtained by writing to our Corporate Secretary at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

By Order of the Board of Directors,

Richard C. Rochon
Chairman of the Board and Acting Chief Executive Officer

Boca Raton, Florida

April 9, 2008

DEVCON INTERNATIONAL CORP.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY – 2008 annual meeting of shareholders – May 2, 2008

The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the “Company”), does hereby appoint Richard C. Rochon and Robert C. Farenhem, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at our 2008 annual meeting of shareholders to be held at 12:00 p.m., local time, at the Embassy Suites Beach Resort, 950 S. Ocean Drive, Deerfield Beach, Florida, on Friday, May 2, 2008, and at any adjournment(s), or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

1.	PROPOSAL 1.

Election of the following nine (9) director nominees to the Company’s Board of Directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified:

1) Richard C. Rochon	4) W. Douglas Pitts	7) Per-Olof Lööf

2) Donald L. Smith, Jr.	5) Gustavo R. Benejam	8) P. Rodney Cunningham

3) Richard L. Hornsby	6) Mario B. Ferrari	9) Donald K. Karnes

☐	VOTE FOR all nine (9) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

☐	VOTE WITHHELD from all nominees.

2.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the annual meeting.

(Continued and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2008 annual meeting of shareholders and Proxy Statement, both dated April 9, 2008, and the Company’s 2008 Annual Report to Shareholders.

Please indicate if you pan to attend this meeting:	Yes ☐ No ☐

Dated:

Print Name	Signature

Print Name(s)	Signature (if held jointly)

NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.

DEVCON INTERNATIONAL CORP.

SERIES A CONVERTIBLE PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY – 2008 annual meeting of shareholders – May 2, 2008

The undersigned, a holder of Series A Convertible Preferred Stock of Devcon International Corp., a Florida corporation (the “Company”), does hereby appoint Richard C. Rochon and Robert C. Farenhem, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Series A Convertible Preferred Stock of the Company which the undersigned would be entitled to vote if personally present at our 2008 annual meeting of shareholders to be held at 12:00 p.m., local time, at the Embassy Suites Beach Resort, 950 S. Ocean Drive, Deerfield Beach, Florida, on Friday, May 2, 2008, and at any adjournment(s), or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

1.	PROPOSAL 1.

Election of the following nine (9) director nominees to the Company’s Board of Directors to serve until the 2008 annual meeting of shareholders or until their successors have been duly elected and qualified:

1) Richard C. Rochon	4) W. Douglas Pitts	7) Per-Olof Lööf

2) Donald L. Smith, Jr.	5) Gustavo R. Benejam	8) P. Rodney Cunningham

3) Richard L. Hornsby	6) Mario B. Ferrari	9) Donald K. Karnes

☐	VOTE FOR all nine (9) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

☐	VOTE WITHHELD from all nominees.

2.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the annual meeting.

(Continued and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2008 annual meeting of shareholders and Proxy Statement, both dated April 9, 2008, and the Company’s 2008 Annual Report to Shareholders.

Please indicate if you pan to attend this meeting:	Yes ☐ No ☐

Dated:

Print Name	Signature

Print Name(s)	Signature (if held jointly)

NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.